EXHIBIT 99.1

Harsco Reports Second Quarter 2003 Results

HARRISBURG, Pa., July 24, 2003 (PRIMEZONE) --

 -- Second quarter diluted earnings per share of $0.62 from continuing operations vs. $0.61 in prior year

 -- Income from continuing operations up three percent to
    $25.5 million, led by Mill Services Segment; revenues up
    five percent

 -- Second quarter actions include strategic mill services acquisition and declaration of Company's 213th consecutive quarterly cash dividend

Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported second quarter 2003 income from continuing operations of $25.5 million, or $0.62 diluted earnings per share on sales of $536 million. This compares with income from continuing operations of $24.8 million, or $0.61 diluted earnings per share on sales of $510 million in the second quarter of 2002. Including discontinued operations, second quarter 2003 diluted earnings per share were $0.63, compared with $0.64 in the second quarter of 2002.

Affecting results in the second quarter of 2003 was increased pension expense from continuing operations of $4.0 million pre-tax, partially offset by income of $0.8 million pre-tax from the termination of a post-retirement benefit plan. Positive foreign currency translation increased sales by approximately $32 million and pre-tax income by approximately $3 million in the quarter.

For the first six months of 2003, income from continuing operations was $37.9 million, or $0.93 diluted earnings per share on sales of $1.0 billion. This compares with income from continuing operations of $39.8 million, or $0.98 diluted earnings per share on sales of $969 million in the first six months of 2002. Including discontinued operations, first half 2003 diluted earnings per share of $0.94 compared with $0.99 in the first half of 2002.

Affecting results in the first six months of 2003 were increased pension expense from continuing operations of $9.3 million pre-tax, partially offset by income of $4.9 million pre-tax from the termination of certain post-retirement benefit plans. Positive foreign currency translation increased sales by approximately $62 million and pre-tax income by approximately $5 million in the first six months of 2003.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "Our second quarter diluted earnings per share from continuing operations of $0.62 evidences good sequential progress from the $0.31 diluted earnings per share recorded in the first quarter, our seasonally weakest quarter. Our performance met analysts' consensus expectations and was within the range of our previously stated guidance. These results were achieved despite the very difficult manufacturing environment and the continued downturn in non-residential construction spending.

"Our strategy for growing the industrial services businesses was again validated by strong performance from our Mill Services Segment. We announced five new mill services contracts during the quarter and also acquired the mill services unit of C. J. Langenfelder & Son, which gives us an expanded presence with two major North American steel producers. We expect this acquisition to add $0.01 - $0.02 per share in earnings in the second half of 2003, and approximately $0.05 per share in 2004. Interest in our wide range of value-adding mill services remains strong, and future contract awards are expected.

"Also during the quarter our Harsco Track Technologies unit received a significant new contract for track repair and renewal services from North America's largest railroad. This in combination with sizable international sales orders for new track maintenance equipment provides added support for future quarters, particularly in 2004, given customary production lead times.

"Two of our manufacturing units, Gas and Fluid Control and IKG Industries, continue to operate in very difficult macro environments. The prospect of any near-term improvement in these two manufacturing businesses is unclear. While there is some indication of a modest pick-up in regional manufacturing activity, the timing of a widespread market turnaround remains unpredictable. We continue to modify our business model in each manufacturing operation to adjust to these difficult market conditions.

"Our accelerated investments to grow and strengthen our industrial services businesses continue unabated, underpinned by strong operating cash flows. Given the prospect for continued solid performance from industrial services offsetting the protracted decline in the manufacturing businesses, we anticipate 2003 full-year earnings from continuing operations to be at the lower end of our previous guidance of $2.25 - $2.36 per diluted share, which includes $3.4 million after-tax in the first six months of 2003 from the termination of certain post-retirement benefits and anticipated full year higher pension expense of approximately $12.4 million after-tax. For the nearer term, we foresee third quarter 2003 earnings from continuing operations in the range of $0.60 to $0.65 per diluted share."

Second Quarter Business Segment Review

Mill Services -- Sales increased 16 percent to $204 million from $175 million in last year's second quarter. Positive foreign currency translation increased sales 10 percent, while organic growth and higher mill production volumes were responsible for 6 percent. Operating income increased to $25.7 million, while operating margins improved to 12.6 percent from 10.2 percent last year. Positive foreign currency translation increased operating income by approximately $2.1 million in this year's second quarter.

Affecting results in the quarter were increased pension expense of $1.4 million pre-tax and net reorganization costs of $0.5 million pre-tax, partially offset by income of $0.8 million pre-tax from the termination of a post-retirement benefit plan. The positive improvement for the second quarter reflects new contracts and higher production at certain international mill locations, the Company's Six Sigma cost reduction initiatives, and the recovery of a bad debt expense of approximately $1.7 million pre-tax. The second quarter of 2002 included an increase of $2.8 million pre-tax in bad debt expense as a result of a customer bankruptcy.

Access Services -- Second quarter sales increased by 9 percent to $158 million from $145 million last year. The sales increase was principally due to positive foreign exchange translation. Operating income declined by 4 percent in the quarter to $10.8 million. Operating margins declined to 6.8 percent compared with 7.8 percent in the second quarter of 2002, due primarily to increased pension expense of $1.7 million pre-tax.

Operating performance in the SGB international access business exceeded last year's results despite additional pension costs of approximately $1.5 million pre-tax. This improvement was due primarily to the Company's Six Sigma cost reduction initiatives, improved operating performance from international operations outside the U.K., and positive foreign exchange translation, which increased sales by approximately $12 million and operating income by approximately $1 million in the quarter. This performance was offset by continued softness in the North American non-residential construction market served by Patent Construction Systems, which resulted in lower rental revenues for the Company. The rental business is the highest margin product line in the Access Services Segment.

Gas and Fluid Control -- Sales in the second quarter were $81 million, compared with $91 million in the prior year's quarter, a decline of 11 percent. Operating income declined by 44 percent to $4.6 million from $8.2 million last year. Likewise, operating margins declined to 5.7 percent from 9.0 percent year-over-year. Positive foreign currency translation increased sales by $1.4 million, but had no material effect on operating income.

Affecting segment results in the quarter were increased pension expense of $0.4 million pre-tax and severance and closure costs of $0.2 million pre-tax.

The generally weak manufacturing economy continues to negatively affect results of this segment. Decreased demand for composite vessels, high pressure cylinders, and cryogenic tanks more than offset a slight improvement in second quarter results from propane products and the Air-X-Changers business unit. In addition, the abnormally cold and wet spring in the U.S. adversely impacted valve sales to the propane grill markets. The Company continues to focus on reducing costs and improving operating efficiencies, but until the demand for durable goods turns up, this segment's operating results will continue to be pressured.

Other Infrastructure Products and Services -- Second quarter sales declined by 5 percent to $93.7 million from $98.6 million last year. Operating income declined from $11.2 million to $8.6 million, or 23 percent. Operating margins also declined, to 9.2 percent from 11.4 percent last year. The reduced results compared with last year were due largely to the continued poor performance of IKG Industries. Also negatively affecting results in the quarter was increased pension expense of $0.4 million pre-tax. The effect of foreign currency translation was not material.

In the second quarter of 2003, IKG incurred an operating loss of $2.7 million compared with operating income of $1.2 million in the second quarter of 2002. Lower product sales and margins due to the difficult market environment, and $2.1 million pre-tax from reorganization costs and an asset write-down were the primary reasons for the shortfall in performance.

Harsco Track Technologies had a successful quarter, with improved sales, operating income and margins due to higher equipment shipments to international customers and effective cost controls.

The Reed Minerals unit matched its results from last year's second quarter, while Patterson-Kelley recorded a slight improvement over last year.

Other Information

Year-to-date cash flow generation from operations continued to be strong, as follows:

                                                   $Millions
                                             ----------------------
                                             Y-T-D 2003  Y-T-D 2002
 ------------------------------------------------------------------
 Net cash provided by operating
  activities - GAAP                              $90         $80
 Less Capital Expenditures                       (63)        (60)
 Less Dividends                                  (21)        (20)
                                                 ---         ---
 Free cash flow                                  $ 6         $ 0
                                                 ===         ===

For the first half of the year, net cash provided by operating activities was $90 million compared with $80 million last year. This increase reflects working capital improvements and changes to other assets and liabilities. Capital expenditures increased by $3 million for the year as the Company continues to execute its stated strategy of growing its mill services and railway products and services businesses. The Company expects capital expenditures to continue to increase during the remainder of year. Free cash flow increased by approximately $6 million for the first half of the year. The Company views free cash flow as an important measure of the excess cash available to management to invest in business growth and other strategic initiatives, including debt reduction. As the Company's growth investment strategy gains momentum, it is expected that the free cash flow amount will correspondingly decrease.

In addition to the above cash flow information, $13.0 million in cash was realized during the first six months of 2003 from the sale of underperforming assets, compared with $37.2 million for the comparable period last year. Also, $23.5 million in cash was used in the second quarter of 2003 for industrial services business growth, with the acquisition of a mill services business and a small product line for the international access business. There were no such expenditures in the first quarter of this year or the first six months of last year.

Harsco traditionally generates a significant amount of its cash from operations during the second half of the year (approximately 70 percent in 2002) and expects to do so again this year. As such, the Company anticipates a significant increase in its capital expenditures for growth in 2003.

Compared with results at December 31, 2002, total debt has increased by approximately $9 million, due primarily to foreign exchange translation and the historical timing of the Company's cash flows. Despite this slight increase in debt, the Company's debt-to-capital ratio has declined by 230 basis points since year-end 2002 to 47.5 percent, due mainly to the positive effect of foreign exchange rates on shareholders' equity. The ratio of net debt (total debt less cash) to capital improved to 45.0 percent at June 30, 2003, compared with 46.9 percent at December 31, 2002. First-half Economic Value Added (EVA(r)) improved slightly over last year's first six months.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 which may be impacted by such conditions, risks, and uncertainties. As a result of changes in these conditions, risks, and uncertainties, future results could differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 p.m. ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 1379413.

About Harsco

Harsco Corporation is a diversified, $2 billion industrial services and products company whose market-leading businesses provide mill services, access services, gas and fluid control products, and other infrastructure products and services to customers worldwide. The Company employs approximately 17,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                            Three Months Ended     Six Months Ended
                                 June 30                June 30
                              2003     2002(a)       2003     2002(a)
 ---------------------------------------------------------------------
 Revenues from continuing
 operations:
  Service sales             $374,119  $335,690   $  721,722  $645,558
  Product sales              162,341   174,655      302,640   323,390
 ---------------------------------------------------------------------
   Total revenues            536,460   510,345    1,024,362   968,948
 ---------------------------------------------------------------------
 Costs and expenses from
 continuing operations:
  Cost of services sold      272,486   241,922      534,223   469,109
  Cost of products sold      131,356   136,899      245,293   254,229
  Selling, general and
   administrative expenses    81,453    80,629      161,965   159,023
  Research and development
   expenses                      800       707        1,672     1,564
  Other expense                1,399     1,702        2,337     3,037
 ---------------------------------------------------------------------
   Total costs and expenses  487,494   461,859      945,490   886,962
 ---------------------------------------------------------------------
   Operating income from
    continuing operations     48,966    48,486       78,872    81,986

 Equity in income of
  affiliates, net                 99        85          261       290
 Interest income                 379       866        1,076     2,229
 Interest expense            (10,259)  (11,223)     (20,526)  (22,449)
 ---------------------------------------------------------------------
   Income from continuing
    operations before income
    taxes and minority
    interest                  39,185    38,214       59,683    62,056

 Income tax expense          (12,135)  (11,799)     (18,485)  (19,191)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    minority interest         27,050    26,415       41,198    42,865

 Minority interest in
  net income                  (1,596)   (1,588)      (3,274)   (3,033)
 ---------------------------------------------------------------------
 Income from continuing
  operations                  25,454    24,827       37,924    39,832
 ---------------------------------------------------------------------
 Discontinued operations:
  Income (loss) from
   operations of
   discontinued business           3      (715)        (209)   (2,034)
  Gain on disposal of
   discontinued business         233     2,868          528     2,868
  Income tax expense             (85)     (779)        (115)     (304)
 ---------------------------------------------------------------------
 Income from discontinued
  operations                     151     1,374          204       530
 ---------------------------------------------------------------------
  Net Income                $ 25,605  $ 26,201   $   38,128  $ 40,362
 =====================================================================
 Average shares of
  common stock outstanding    40,615    40,353       40,579    40,198

 Basic earnings per
 common share:
  Continuing operations     $    .63  $    .62   $      .93  $    .99
  Discontinued operations         --       .03          .01       .01
 ---------------------------------------------------------------------
 Basic earnings per
  common share              $    .63  $    .65   $      .94  $   1.00
 =====================================================================
 Diluted average shares of
  common shares outstanding   40,872    40,938       40,764    40,738

 Diluted earnings per
 common share:
  Continuing operations     $    .62  $    .61   $      .93  $    .98
  Discontinued operations        .01       .03          .01       .01
 ---------------------------------------------------------------------
 Diluted earnings per
  common share              $    .63  $    .64   $      .94  $    .99
 =====================================================================

 (a) In order to comply with the Financial Accounting Standards Board
     (FASB) Statement No. 144, "Accounting for the Impairment or
     Disposal of Long-Lived Assets," 2002 information has been
     reclassified for comparative purposes.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
 (In thousands)
                                            June 30       December 31
                                              2003           2002
 --------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                $    63,975    $    70,132
  Accounts receivable, net                     438,981        388,872
  Inventories                                  183,806        181,712
  Other current assets                          54,927         61,686
 --------------------------------------------------------------------
    Total current assets                       741,689        702,402
 --------------------------------------------------------------------
 Property, plant and equipment,
  net                                          838,233        807,935
 Goodwill, net                                 386,357        377,220
 Other assets                                  102,840        102,493
 Assets held for sale                            2,118          9,247
 --------------------------------------------------------------------
    Total assets                           $ 2,071,237    $ 1,999,297
 ====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                    $    16,806    $    22,362
  Current maturities of long-term
   debt                                          9,791         11,695
  Accounts payable                             162,552        166,871
  Accrued compensation                          37,795         39,456
  Income taxes                                  46,146         43,411
  Dividends payable                             10,682         10,642
  Other current liabilities                    185,823        179,413
 --------------------------------------------------------------------
    Total current liabilities                  469,595        473,850
 --------------------------------------------------------------------
 Long-term debt                                622,525        605,613
 Deferred income taxes                          64,329         62,096
 Insurance liabilities                          46,412         44,090
 Other liabilities                             150,182        167,069
 Liabilities associated with
  assets held for sale                           1,977          2,039
 --------------------------------------------------------------------
    Total liabilities                        1,355,020      1,354,757
 --------------------------------------------------------------------

 SHAREHOLDERS' EQUITY

 Common stock                                   83,988         83,793
 Additional paid-in capital                    115,105        110,639
 Accumulated other comprehensive
  expense                                     (192,809)      (242,978)
 Retained earnings                           1,313,656      1,296,855
 --------------------------------------------------------------------
                                             1,319,940      1,248,309
 Treasury stock                               (603,723)      (603,769)
 --------------------------------------------------------------------
    Total shareholders' equity                 716,217        644,540
 --------------------------------------------------------------------
    Total liabilities and shareholders'
     equity                                $ 2,071,237    $ 1,999,297
 ====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

                              Three Months Ended    Six Months Ended
                                   June 30              June 30
                                2003     2002(a)     2003     2002(a)
 ---------------------------------------------------------------------
 Cash flows from operating
 activities:
  Net income                 $ 25,605  $  26,201  $ 38,128  $  40,362
  Adjustments to reconcile
  net income to net cash
  provided (used) by
  operating activities:
    Depreciation               40,878     38,196    80,773     76,171
    Amortization                  345        501       718        838
    Equity in income of
     affiliates, net             (100)       (85)     (262)      (290)
    Dividends or
     distributions from
     affiliates                 1,335        144     1,335        144
    Other, net                  1,991      5,820     2,498      7,227
    Changes in assets and
     liabilities, net of
     acquisitions and
     dispositions of
     businesses:
      Accounts receivable     (14,836)    (9,302)  (36,460)   (18,621)
      Inventories               7,928      9,022       335     (3,744)
      Accounts payable         (4,791)    (8,402)  (10,880)   (29,115)
      Net disbursements
       related to
       discontinued defense
       business                  (200)      (214)     (434)      (505)
      Other assets and
       liabilities                997      9,509    14,577      7,936
 ---------------------------------------------------------------------
    Net cash provided by
     operating activities      59,152     71,390    90,328     80,403
 ---------------------------------------------------------------------

 Cash flows from investing
 activities:
  Purchases of property,
   plant and equipment        (32,608)   (28,765)  (62,789)   (60,020)
  Purchase of businesses,
   net of cash acquired       (23,486)        --   (23,486)        --
  Proceeds from sales of
   assets                         673     26,722    12,957     37,186
  Other investing activities       --        (19)       --        (19)
 ---------------------------------------------------------------------
    Net cash used by
     investing activities     (55,421)    (2,062)  (73,318)   (22,853)
 ---------------------------------------------------------------------

 Cash flows from financing
 activities:
  Short-term borrowings, net   (4,428)    13,083   (10,968)       520
  Current maturities and
   long-term debt:
    Additions                  32,159     27,669    82,292     88,805
    Reductions                (53,888)  (107,713)  (81,107)  (142,296)
  Cash dividends paid on
   common stock               (10,643)   (10,033)  (21,286)   (20,029)
  Common stock
   issued-options               3,857      9,566     4,047     13,177
  Other financing
   activities                  (3,555)    (1,920)   (3,552)    (3,298)
 ---------------------------------------------------------------------
    Net cash used by
     financing activities     (36,498)   (69,348)  (30,574)   (63,121)
 ---------------------------------------------------------------------

 Effect of exchange
  rate changes on cash          6,532      5,685     7,407      4,282
 ---------------------------------------------------------------------
 Net increase (decrease)
  in cash and cash
  equivalents                 (26,235)     5,665    (6,157)    (1,289)

 Cash and cash equivalents
  at beginning of period       90,210     60,453    70,132     67,407
 ---------------------------------------------------------------------
 Cash and cash equivalents
  at end of period           $ 63,975  $  66,118  $ 63,975  $  66,118
 =====================================================================

 (a) In order to comply with the Financial Accounting Standards Board
     (FASB) Statement No. 144, "Accounting for the Impairment or
     Disposal of Long-Lived Assets," 2002 information has been
     reclassified for comparative purposes.

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT(a) (Unaudited)
 (In millions)

                            Three Months Ended     Three Months Ended
                               June 30, 2003         June 30, 2002(b)

                                      Operating
                                       Income                Operating
                            Sales(c)  (loss)(d)    Sales(c)  Income(d)
 ---------------------------------------------------------------------
 Mill Services Segment     $  203.7   $  25.7     $  175.1   $  17.8
 Access Services Segment      157.9      10.8        145.2      11.3
 Gas and Fluid Control
  Segment                      81.2       4.6         91.4       8.2
 Other Infrastructure
  Products and Services        93.7       8.6         98.6      11.2
 General Corporate              --       (0.7)         --        --
 ---------------------------------------------------------------------
 Consolidated Totals       $  536.5   $  49.0     $  510.3   $  48.5
 =====================================================================

                            Six Months Ended         Six Months Ended
                              June 30, 2003           June 30, 2002(b)

                                      Operating
                                       Income                Operating
                            Sales(c)  (loss)(d)    Sales(c)  Income(d)
 ---------------------------------------------------------------------
 Mill Services Segment     $  392.0   $  42.4     $  336.2   $  32.5
 Access Services Segment      305.3      15.4        278.6      19.4
 Gas and Fluid Control
  Segment                     157.3       7.6        173.9      12.4
 Other Infrastructure
  Products and Services       169.8      12.8        180.2      17.4
 General Corporate             --         0.7          --        0.3
 ---------------------------------------------------------------------
 Consolidated Totals       $1,024.4   $  78.9     $  968.9   $  82.0
 =====================================================================

 (a) Segment information for prior periods has been reclassified to conform with the current presentation.
 (b) In order to comply with the Financial Accounting Standards Board
     (FASB) Statement No. 144, "Accounting for the Impairment or
     Disposal of Long-Lived Assets," 2002 information has been
     reclassified for comparative purposes.
 (c) Sales from continuing operations.
 (d) Operating income (loss) from continuing operations.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth Julian
          (717) 730-3683
          kjulian@harsco.com

          Analyst Contact
          Eugene M. Truett
          (717) 975-5677
          etruett@harsco.com

          www.harsco.com